Exhibit 99.1

News Release

Uranium Resources Announces $4.5 Million Sale of Common Stock

CENTENNIAL, Colo., February 16, 2017 – Uranium Resources, Inc. (NASDAQ:URRE; ASX: URI), a leading exploration, development, and uranium production company, announced today that it has completed a registered direct offering with Aspire Capital Fund, LLC (“Aspire”) whereby Aspire purchased a combination of 2,748,101 common shares and pre-funded common stock purchase warrants at a price of $1.58.  Gross proceeds from the offering were $4.5 million.  The common shares and pre-funded warrants will be issued pursuant to a take-down off the Company’s existing S-3 Shelf Registration Statement.  The warrants have an exercise price of $0.01 per share and a term of three years.

Christopher M. Jones, President and Chief Executive Officer of URI said,

“Our continued efforts to strengthen our financial position have resulted in this transaction – a low cost and high value way to add cash to our treasury.  With the support of our long term funding partner Aspire Capital, we have taken advantage of stronger capital and uranium markets, and have enhanced our ability to grow our energy metals business this year.”

The offering is expected to result in net proceeds to URRE of approximately $4.5 million.  URRE intends to use the net proceeds from this offering for general corporate purposes, which may include technical studies, restoration commitments, capital expenditures and working capital.

The securities are being offered by the Company pursuant to an effective shelf registration statement (File No. 333-196880), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2014.  A prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC.  Copies of the prospectus and prospectus supplement relating to the offering may be obtained at the SEC’s website, http://www.sec.gov.

This news release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful.

About Uranium Resources

URI is focused on expanding its energy metals strategy, which includes developing its new lithium business while maintaining optionality on the future rising uranium price.  The Company has developed a dominant land position in two prospective lithium brine basins in Nevada and Utah in preparation for exploration and potential development of any lithium resources that may be discovered there.  In addition, URI remains focused on advancing the Temrezli in-situ recovery (ISR) uranium project in Central Turkey when uranium prices permit economic development of this project. URI controls extensive exploration properties in Turkey under eight exploration and operating licenses covering approximately 39,000 acres (over 16,000 ha) with numerous exploration targets, including the potential

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satellite Sefaatli Project, which is 30 miles (48 km) southwest of the Temrezli Project. In Texas, the Company has two licensed and currently idled uranium processing facilities and approximately 11,000 acres (4,400 ha) of prospective ISR uranium projects. In New Mexico, the Company controls mineral rights encompassing approximately 186,000 acres (75,300 ha) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world. Incorporated in 1977, URI also owns an extensive information database of historic drill hole logs, assay certificates, maps and technical reports for uranium properties located in the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to developments at the Company’s projects, including future exploration costs and results, are forward-looking statements.  Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) estimated or expected net cash used in operations, mineral property expenses, general and administrative expenses, net loss, and cash and working capital positions for the twelve months ended December 31, 2016, (b) the Company’s ability to raise additional capital in the future; (c) spot price and long-term contract price of uranium and lithium; (d) risks associated with our foreign operations, (e) operating conditions at the Company’s projects; (f) government and tribal regulation of the uranium industry, the lithium industry, and the power industry; (g) world-wide uranium and lithium supply and demand, including the supply and demand for lithium-based batteries; (h) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (i) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates, including in Texas, New Mexico, Utah, Nevada and Turkey; (j) the ability of the Company to enter into and successfully close acquisitions or other material transactions;  (k) the results of the Company’s lithium brine exploration activities at the Columbus Basin and Sal Rica Projects, (l) the ability of the Company to negotiate extensions on the Cebolleta and Juan Tafoya leases and (m) other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Uranium Resources Contact:
Christopher M. Jones, President and CEO	Jeff Vigil, VP Finance and CFO
303.531.0472	303.531.0473

Email: Info@uraniumresources.com

Website: www.uraniumresources.com

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